QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.32

SYNOPSYS, INC.

FORM OF AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL SEVERANCE BENEFIT PLAN

SECTION 1.    INTRODUCTION.

        The Synopsys, Inc. Executive Change of Control Severance Benefit Plan (the "Plan") was established effective March 23, 2006 and is hereby amended and restated effective December 10, 2008. The purpose of the Plan is to provide for the payment of benefits to certain eligible executive employees of Synopsys, Inc. (the "Company") if such employees are subject to qualifying employment terminations in connection with a Change of Control (as such term is defined below). This Plan shall supersede, as to any Eligible Employee, any severance benefit plan, policy, or practice previously maintained by the Company, other than change of control or severance benefits set forth in an equity incentive plan in which the primary form of award is in the form of options on stock of the Company or grants of shares of stock of the Company. In the event of a benefit set forth in an equity incentive plan, an employee's severance benefit, if any, shall be governed by the terms of such equity incentive plan and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan. This Plan shall not supersede or otherwise amend any severance plan, policy, or practice of the Company with respect to individuals who are not Eligible Employees. This document also constitutes the Summary Plan Description for the Plan.

SECTION 2.    DEFINITIONS.

        For purposes of the Plan, the following terms are defined as follows:

        (a)   "Base Salary" means the Eligible Employee's annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Eligible Employee's Covered Termination.

        (b)   "Board" means the Board of Directors of the Company.

        (c)   "Change of Control" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

          (i)    any person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any person (the "Subject Person") exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

          (ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

          (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

          (iv)  there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

          (v)   individuals who, on the date this Plan is adopted by the Board, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

        For the avoidance of doubt, the term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Once a Change of Control has occurred, no future events shall constitute a Change of Control for purposes of the Plan.

        (d)   "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        (e)   "Code" means the Internal Revenue Code of 1986, as amended.

        (f)    "Company" means Synopsys, Inc. or, following a Change of Control, the surviving entity resulting from such transaction.

        (g)   "Constructive Termination" means a termination of employment by an Eligible Employee within sixty (60) days after one of the following is undertaken without the Eligible Employee's express written consent:

          (i)    the Company significantly reduces the Eligible Employee's duties, authority or responsibilities, relative to the Eligible Employee's duties, authority or responsibilities as in effect immediately prior to such reduction, taken as a whole; provided, however, that a change in the Eligible Employee's title shall not be taken into account in determining if the Eligible Employee's duties, authority or responsibilities have been reduced for the purposes of this Section 2(g)(i);

          (ii)   the Company reduces the Eligible Employee's Base Salary, unless such reduction is made in connection with an across-the-board reduction of substantially all executives' annual base salaries including those of the acquiring company;

          (iii) a relocation of an Eligible Employee's primary business office to a location more than seventy-five (75) miles from the location at which the Eligible Employee predominately performed duties as of the effective date of the Change of Control, except for required travel by the Eligible Employee on the Company's business to an extent substantially consistent with the Eligible Employee's business travel obligations prior to the Change of Control.

        Notwithstanding the foregoing, a termination shall not constitute a Constructive Termination based on conduct described above unless (A) within the thirty (30) day period following the occurrence of the conduct, the Eligible Employee provides the Chief Executive Officer of the Company with written notice specifying (x) the particulars of the conduct and (y) that the Eligible Employee deems such conduct to be described in (i), (ii) or (iii) of this Section 2(g), and (B) the conduct described has not been cured within thirty (30) days following receipt by the Chief Executive Officer of such notice.

        (h)   "Covered Termination" means either (A) an Involuntary Termination Without Cause which occurs within thirty (30) days prior to or twelve (12) months following the effective date of a Change of Control, or (B) a Constructive Termination which occurs within twelve (12) months following the effective date of a Change of Control. Termination of employment of an Eligible Employee due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Eligible Employee immediately prior to the Eligible Employee's death or disability would have qualified as a Constructive Termination. For purposes of the Plan, an event constituting a Covered Termination shall satisfy the requirements of a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and Section 1.409A-1(h) of the regulations promulgated under the Code or any successor regulations.

        (i)    "Eligible Employee" means an employee of the Company (A) who has been designated by the Board as (i) an "officer" under Section 16 of the Securities Exchange Act of 1934, as amended or (ii) a member of the Company's corporate staff; (B) who has received, signed and timely returned a Participation Notice; and (C) whose employment with the Company terminates due to a Covered Termination.

        (j)    "Entity" means a corporation, partnership or other entity.

        (k)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (l)    "Involuntary Termination Without Cause" means a termination by the Company of an Eligible Employee's employment relationship with the Company for any reason other than the following:

          (i)    the Eligible Employee has committed an act of personal dishonesty in connection with the Eligible Employee's responsibilities as a Company employee;

          (ii)   the Eligible Employee commits a felony or any act of moral turpitude;

          (iii) the Eligible Employee commits any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure, the Company; or

          (iv)  the Eligible Employee substantially fails to perform the Eligible Employee's job duties and/or willfully and materially violates (A) any written policies or procedures of the Company or (B) the Eligible Employee's obligations to the Company and that violation, if curable, continues for a period of thirty (30) days after the Company provides the Eligible Employee written notice that describes the basis for the Company's belief that the Eligible Employee has not substantially performed the Eligible Employee's duties and/or willfully and materially violated (x) any written policies or procedures of the Company or (y) the Eligible Employee's obligations to the Company.

        (m)  "Own," "Owned," "Owner," "Ownership" A person or Entity shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

        (n)   "Participation Notice" means the latest notice delivered by the Company to an employee informing the employee that the employee is a participant in the Plan. A Participation Notice shall be in such form as may be determined by the Company. Notwithstanding the foregoing, neither the Company nor any successor may amend a Participation Notice in any way that is adverse to a participant, without the written consent of the participant, unless the amendment is made more than nine (9) months prior to an applicable Change of Control.

        (o)   "Plan Administrator" means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

        (p)   "Subsidiary" means, with respect to the Company, (A) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (B) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

SECTION 3.    ELIGIBILITY FOR BENEFITS.

        (a)   General Rules.    Subject to the limitations set forth in this Section 3 and Section 5, in the event of a Covered Termination, the Company shall provide the severance benefits described in Section 4 to each affected Eligible Employee.

        (b)   Exceptions to Benefit Entitlement.    An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

          (i)    The employee's employment terminates or is terminated for any reason other than a Covered Termination.

          (ii)   The employee resigns his or her employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an affiliate of the Company.

          (iii) The employee does not confirm in writing that he or she shall be subject to the provisions of Section 5(f), the employee's proprietary information agreement with the Company or the employee's confidentiality agreement with the Company.

          (iv)  The employee is rehired by the Company prior to the date benefits under the Plan are scheduled to be paid or otherwise commence.

          (v)   The employee is offered an identical or substantially equivalent or comparable position with the Company or a successor pursuant to a Change of Control. For purposes of the foregoing, a "substantially equivalent or comparable position" is one that offers the employee substantially the same level of responsibility and compensation; provided, however, that an employee shall not be considered to be offered a "substantially equivalent or comparable position" if a resignation by the employee would constitute a Constructive Termination.

        (c)   Termination or Return of Benefits.    An Eligible Employee's right to receive benefits under this Plan shall terminate immediately (and any benefits received pursuant to this Plan shall be immediately returned to the Company) if, at any time prior to or during the eighteen (18) month period following a Change of Control, the Eligible Employee, without the prior written approval of the Plan Administrator:

          (i)    willfully breaches a material provision of the Eligible Employee's proprietary information or confidentiality agreement with the Company, as referenced in Section 3(b)(iii);

          (ii)   encourages or solicits any of the Company's then current employees to leave the Company's employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees;

          (iii) uses the Company's proprietary or confidential information to induce any of the Company's then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate or materially diminish their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party; or

          (iv)  willfully breaches a material provision of Section 5(f).

SECTION 4.    AMOUNT OF BENEFITS.

        In the event an Eligible Employee incurs a Covered Termination, the Eligible Employee shall receive the benefits set forth in this Section 4, subject, however, to the payment provisions set forth in Section 6 and the other limitations and exclusions set forth in this Plan.

        (a)   Cash Severance Benefits.    Except as otherwise provided herein, the Company shall make four equal quarterly cash severance payments to each Eligible Employee in an amount equal to the sum of (i) one-fourth the Eligible Employee's Base Salary, as in effect on the date of a Covered Termination, or, if higher, as in effect immediately prior to the Change of Control, plus (ii) an additional payment equal to one-fourth of the product of (i) the Eligible Employee's annual target bonus at 100% achievement, as in effect on the date of a Covered Termination, or, if higher, as in effect immediately prior to the Change of Control multiplied by (ii) a fraction (x) the numerator of which is the sum of 365 plus the number of calendar days of service actually served by the Eligible Employee in the fiscal year of the Company in which such termination occurs and (y) the denominator of which is 365 (e.g., if a qualifying termination occurs effective May 31st of a given year and the Company's bonus program is based on an October 31 fiscal year end, the payment pursuant to this Section 4(a) will equal the full bonus for the fiscal year of termination at 100% of target, regardless of the Company's actual performance, multiplied by (365 + 212)/365)), such payments to be due on the last day of the third, sixth, ninth and twelfth months following the date of the Covered Termination, provided, however, that if any such payment would otherwise be due on a date that is later than the 15th day of the third month following the end of the fiscal year in which an Eligible Employee's Covered Termination occurs, such payment shall instead be made on or prior to the 15th day of the third month following the end of the fiscal year in which an Eligible Employee's Covered Termination occurs. For the avoidance of doubt, it is the intent of this Section 4(a) to provide a cash severance benefit equal to 100% of the Base Salary (as modified) plus 100% of the target bonus for the year of the Covered Termination plus a prorated target bonus (so that the total bonus is between 100% and 200% of the target bonus regardless of actual over or under achievement of performance targets).

        (b)   Health Continuation Coverage.

          (i)    Provided that the Eligible Employee is eligible for, and has made an election at the time of the Covered Termination pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, each such Eligible Employee shall be entitled to receive a lump-sum payment equal to the amount of the COBRA premiums (inclusive of premiums for the Eligible Employee's dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) necessary to maintain such health, dental, or vision plan coverage for a period of twelve (12) months following the date of the Covered Termination. Such lump-sum payment shall be made on or prior to the 15th day of the third month following the end of the fiscal year in which the Employee's Covered Termination occurs. The Eligible Employee shall be solely responsible for making the payments required under the COBRA coverage elected by the Eligible Employee.

          (ii)   For purposes of this Section 4(b), (A) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

        (c)   Vesting Acceleration.    Effective upon the Covered Termination, all Company stock awards, including options, restricted stock, stock appreciation rights and any other form of performance-based equity award, then held by the Eligible Employee shall vest in full and become fully exercisable as of the date of such Covered Termination (subject, if applicable, to the exercise period post-termination set forth in the applicable option agreement, or if none is stated, in the plan(s) pursuant to which such options were granted).

        (d)   Other Employee Benefits.    All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Eligible Employee's termination date (except to the extent that a conversion privilege may be available thereunder).

        (e)   Additional Benefits.    Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b), and 4(c) to Eligible Employees, or to employees who are not Eligible Employees but for whom there has been a termination of employment that would be a Covered Termination if such employee were an Eligible Employee ("Non-Eligible Employees"), chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to an Eligible Employee or a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a non-Eligible Employee, references in the Plan to "Eligible Employee" (with the exception of Sections 4(a), 4(b), and 4(c)) shall be deemed to refer to such Non-Eligible Employee. Any benefits paid pursuant to this Section 4(e) shall be paid not later than the 15th day of the third month following the end of the fiscal year in which the Eligible Employee's Covered Termination, or Non-Eligible Employee's termination of employment, occurs.

SECTION 5.    LIMITATIONS ON BENEFITS.

        (a)   Release.    In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute the Company's standard (and then-current) severance agreement and general release, and such release must become effective in accordance with its terms. Unless a Change of Control has occurred, the Plan Administrator, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

        (b)   Certain Reductions.    The Plan Administrator, in its sole discretion, shall have the authority to reduce an Eligible Employee's severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee's termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee's employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee's termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator's decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Plan Administrator's sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company's statutory obligation.

        (c)   Parachute Payments.    Except as otherwise provided in an agreement between an Eligible Employee and the Company, if any payment or benefit the Eligible Employee would receive in connection with a Change of Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Eligible Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to an Eligible Employee. If acceleration of vesting of compensation from an Eligible Employee's equity awards is to be reduced, such acceleration of vesting shall be cancelled by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for vesting installment with the latest vesting unless the Eligible Employee elects in writing a different order for cancellation prior to any Change of Control.

        (d)   Mitigation.    Except as otherwise specifically provided herein, an Eligible Employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee's termination of employment with the Company, except for health continuation coverage provided pursuant to Section 4(b).

        (e)   Non-Duplication of Benefits.    Except as otherwise specifically provided for herein, no Eligible Employee is eligible to receive benefits under this Plan more than one time. This Plan is designed to provide certain severance pay and Change of Control to Eligible Employees pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which an Eligible Employee may be entitled for the period ending with the Eligible Employee's Covered Termination.

        (f)    Noncompetition.    To the fullest extent permitted by law, in the event of a change of control that constitutes a transaction within the meaning of California Business and Professions Code section 16601 between Eligible Employee and the Company (to wit, Eligible Employee sells the goodwill of the Company, disposes (by merger or otherwise) of all of his or her ownership interest in the Company, or sells all or substantially all of the operating assets together with the goodwill of the business or of a division or a subsidiary of the business), then at the written request of the Company or the surviving corporation in a Change of Control, for a period of eighteen (18) months following the effective date of the Change of Control, the Eligible Employee shall not serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, affiliate, agent or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes directly or indirectly with the Company or any Subsidiary of the Company ("Applicable Entities") anywhere in the world, in any line of business engaged in (or reasonably planned to be engaged in) by the Applicable Entities immediately prior to the effective time of the Change of Control; provided, however, that the Eligible Employee may hold, as a passive investment, up to (i) 2% of any class of securities of any private enterprise (but without active participation in the activities of such enterprise); or (ii) 1% of any class of securities of any publicly-traded enterprise (but without active participation in the activities of such enterprise).

SECTION 6.    TIME OF PAYMENT AND FORM OF BENEFITS.

        (a)   General Rules.    Except as otherwise provided herein, the payment of benefits in Section 4 shall be made in accordance with and subject to the Company's normal payroll practices. In no event shall payment of any Plan benefit be made prior to the Eligible Employee's termination date or prior to the effective date of the release described in Section 5(a). For the avoidance of doubt, in the event of an acceleration of the exercisability of an option or other equity award pursuant to Section 4(c), such option or other equity award shall not be exercisable with respect to such acceleration of exercisability unless and until the effective date of the release described in Section 5(a).

        (b)   Application of Section 409A.    If the Plan Administrator determines that (i) any cash severance benefit provided under Section 4(a), (ii) any health continuation coverage provided under Section 4(b) or (iii) any additional benefit provided under Section 4(e) fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Plan Administrator may attach conditions to or adjust the amounts paid pursuant to this Section 6(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(b); provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code.

        (c)   Withholding.    All such payments under the Plan will be subject to all applicable withholding obligations of the Company, without limitation, obligations to withhold for federal, state and local income and employment taxes.

        (d)   Indebtedness of Eligible Employees.    If an Eligible Employee is indebted to the Company on the effective date of his or her Covered Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 7.    RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

        (a)   Exclusive Discretion.    The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

        (b)   Amendment or Termination.    The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur during the period that begins nine (9) months prior to a Change of Control and ends twelve (12) months after such Change of Control as to any Eligible Employee who would be adversely affected by such amendment or termination unless such Eligible Employee consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by the Chief Executive Officer or General Counsel of the Company.

SECTION 8.    NO IMPLIED EMPLOYMENT CONTRACT.

        The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9.    LEGAL CONSTRUCTION.

        This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 10.    CLAIMS, INQUIRIES AND APPEALS.

        (a)   Applications for Benefits and Inquiries.    Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 13(d).

        (b)   Denial of Claims.    In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant's right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

          (i)    the specific reason or reasons for the denial;

          (ii)   references to the specific Plan provisions upon which the denial is based;

          (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

          (iv)  an explanation of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the applicant's right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

        This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

        This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

        (c)   Request for a Review.    Any person (or that person's authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Synopsys, Inc.
Attn: General Counsel
700 East Middlefield Road
Mountain View, CA 94043

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        (d)   Decision on Review.    The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

          (i)    the specific reason or reasons for the denial;

          (ii)   references to the specific Plan provisions upon which the denial is based;

          (iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

          (iv)  a statement of the applicant's right to bring a civil action under Section 502(a) of ERISA.

        (e)   Rules and Procedures.    The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant's own expense.

        (f)    Exhaustion of Remedies.    No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant's claim or appeal within the relevant time limits specified in this Section 10, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 11.    BASIS OF PAYMENTS TO AND FROM PLAN.

        The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

SECTION 12.    OTHER PLAN INFORMATION.

        (a)   Employer and Plan Identification Numbers.    The Employer Identification Number assigned to the Company (which is the "Plan Sponsor" as that term is used in ERISA) by the Internal Revenue Service is 56-1546236. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 5            .

        (b)   Ending Date for Plan's Fiscal Year.    The date of the end of the fiscal year for the purpose of maintaining the Plan's records is the fiscal year ending on the Saturday that is closest to October 31.

        (c)   Agent for the Service of Legal Process.    The agent for the service of legal process with respect to the Plan is:

Synopsys, Inc.
Attn: General Counsel
700 East Middlefield Road
Mountain View, CA 94043

        (d)   Plan Sponsor and Administrator.    The "Plan Sponsor" and the "Plan Administrator" of the Plan is:

Synopsys, Inc.
Attn: General Counsel
700 East Middlefield Road
Mountain View, CA 94043

        The Plan Sponsor's and Plan Administrator's telephone number is (650) 584-5000. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 13.    STATEMENT OF ERISA RIGHTS.

        Participants in this Plan (which is a welfare benefit plan sponsored by Synopsys, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan for the purposes of this Section 13 and, under ERISA, you are entitled to:

        (a)   Receive Information About Your Plan and Benefits

          (i)    Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

          (ii)   Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

          (iii) Receive a summary of the Plan's annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

        (b)   Prudent Actions By Plan Fiduciaries.    In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

        (c)   Enforce Your Rights.

          (i)    If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

          (ii)   Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

          (iii) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

          (iv)  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

        (d)   Assistance With Your Questions.    If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 14.    GENERAL PROVISIONS.

        (a)   Notices.    Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(d) and, in the case of an Eligible Employee, at the address as set forth in the Company's employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

        (b)   Transfer and Assignment.    The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

        (c)   Waiver.    Any Party's failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party's right to assert all other legal remedies available to it under the circumstances.

        (d)   Severability.    Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

        (e)   Section Headings.    Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 15.    EXECUTION.

        To record the amendment and restatement of the Plan as set forth herein, Synopsys, Inc. has caused its duly authorized officer to execute the same as of the date set forth below.

SYNOPSYS, INC.
By:

Title:

Date:

SYNOPSYS, INC.

AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL SEVERANCE BENEFIT PLAN

PARTICIPATION NOTICE

To:
Date:

        Synopsys, Inc. (the "Company") has adopted the Synopsys, Inc. Amended and Restated Executive Change of Control Severance Benefit Plan (the "Plan"). The Company is providing you with this Participation Notice to inform you that you qualify as a participant in the Plan. A copy of the Plan document is attached to this Participation Notice. [Except as provided below, the][The] terms and conditions of your participation in the Plan are as set forth in the Plan, and in the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail.

        [Your participation in the Plan is modified as follows:                                    ]

        Please retain a copy of this Participation Notice, along with the Plan document, for your records.

SYNOPSYS, INC.
By:

Its:

ACKNOWLEDGEMENT

        The undersigned hereby acknowledges receipt of the foregoing Participation Notice. The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of participating in the Plan, including the effect, if any, of Sections 409A and 4999 of the Internal Revenue Code. The undersigned further acknowledges that the undersigned has no severance benefits [(other than with respect to awards under the                        Plan)] except as provided by the attached Plan.

Print name

1

QuickLinks

SYNOPSYS, INC. FORM OF AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL SEVERANCE BENEFIT PLAN